Exhibit 10.4

AMENDED AND RESTATED ADVISORY AGREEMENT

AMONG

IPC ALTERNATIVE REAL ESTATE INCOME TRUST, INC.,

IPC ALTERNATIVE REAL ESTATE OPERATING PARTNERSHIP, LP,

AND

IPC ALTERNATIVE REAL ESTATE ADVISOR, LLC

TABLE OF CONTENTS

Page

1.	DEFINITIONS	3
2.	APPOINTMENT	7
3.	DUTIES OF THE ADVISOR	7
4.	AUTHORITY OF ADVISOR.	9
5.	BANK AND BROKERAGE ACCOUNTS	10
6.	RECORDS; ACCESS	10
7.	LIMITATIONS ON ACTIVITIES	10
8.	OTHER ACTIVITIES OF THE ADVISOR.	10
9.	RELATIONSHIP WITH DIRECTORS AND OFFICERS	12
10.	MANAGEMENT FEE	12
11.	EXPENSES.	13
12.	OTHER SERVICES	17
13.	REIMBURSEMENT TO THE ADVISOR	17
14.	NO JOINT VENTURE	17
15.	TERM OF AGREEMENT	17
16.	TERMINATION BY THE PARTIES	17
17.	ASSIGNMENT TO AN AFFILIATE	17
18.	PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION	18
19.	INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP	18
20.	INDEMNIFICATION BY ADVISOR	18
21.	NON-SOLICITATION	18
22.	MISCELLANEOUS	19
23.	SPONSOR INVESTMENT	21
24.	TRADENAME AND MARKS	21
25.	CONFIDENTIALITY	21
26.	NON-DISPARAGMENT	22

AGREEMENT

THIS AMENDED AND RESTATED ADVISORY AGREEMENT (this “Agreement”), dated as of the 28th day of August, 2025 (the “Effective Date”), is by and among IPC Alternative Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), IPC Alternative Real Estate Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), and IPC Alternative Real Estate Advisor, LLC, a Delaware limited liability company (the “Advisor”). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.

W I T N E S S E T H

WHEREAS, the Company intends to qualify as a REIT, and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;

WHEREAS, the Company is the general partner of the Operating Partnership and intends to conduct all of its business and make all or substantially all Investments through the Operating Partnership;

WHEREAS, the Company and the Operating Partnership desire to avail themselves of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board, all as provided herein;

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth;

WHEREAS, the Company, the Operating Partnership and the Advisor entered into that certain Advisory Agreement, dated as of August 24, 2023;

WHEREAS, the parties hereto now wish to amend and restate the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms have the definitions hereinafter indicated:

“Acquisition Expenses” shall have the meaning set forth in the Charter.

“Advisor” shall mean IPC Alternative Real Estate Advisor, LLC, a Delaware limited liability company.

“Advisor Expenses” shall have the meaning set forth in Section 11(b).

“Affiliate” shall have the meaning set forth in the Charter.

“Average Invested Assets” shall have the meaning set forth in the Charter.

“Board” shall mean the board of directors of the Company, as of any particular time.

“Business Day” shall have the meaning set forth in the Charter.

“Bylaws” shall mean the bylaws of the Company, as amended from time to time.

“Cause” shall mean, with respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by the Advisor in connection with performing its duties hereunder.

“Change of Control” shall mean any event (including, without limitation, issue, transfer or other disposition of shares of capital stock of the Company or equity interests in the Operating Partnership, merger, share exchange or consolidation) after which any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company or the Operating Partnership representing greater than 50% or more of the combined voting power of Company’s or the Operating Partnership’s then outstanding securities, respectively; provided, that, a Change of Control shall not be deemed to occur as a result of any widely distributed public offering of the Shares.

“Charter” shall mean the Articles of Incorporation of the Company filed with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law, as amended or supplemented from time to time.

“Class A NAV per Unit” shall have the meaning set forth in the Operating Partnership Agreement.

“Class A Unit Management Fee” shall have the meaning set forth in Section 10(a).

“Class A Units” shall have the meaning set forth in the Operating Partnership Agreement.

“Class D Common Shares” shall have the meaning set forth in the Charter.

“Class D NAV per Share” shall have the meaning set forth in the Charter.

“Class I Common Shares” shall have the meaning set forth in the Charter.

“Class I NAV per Share” shall have the meaning set forth in the Charter.

“Class S Common Shares” shall have the meaning set forth in the Charter.

“Class S NAV per Share” shall have the meaning set forth in the Charter.

“Class T Common Shares” shall have the meaning set forth in the Charter.

“Class T NAV per Share” shall have the meaning set forth in the Charter.

“Class TSDI Unit Management Fee” shall have the meaning set forth in Section 10(a).

“Class X-1 Common Shares” shall have the meaning set forth in the Charter.

“Class X-1 NAV per Share” shall have the meaning set forth in the Charter.

“Class X-1 Unit Management Fee” shall have the meaning set forth in Section 10(a).

“Class X-2 Common Shares” shall have the meaning set forth in the Charter.

“Class X-2 NAV per Share” shall have the meaning set forth in the Charter.

“Class X-2 Unit Management Fee” shall have the meaning set forth in Section 10(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commencement Date” shall mean the date on which the Company commences its initial Offering that is registered under the Securities Act.

“Common Shares” shall have the meaning set forth in the Charter.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Confidential Information” shall have the meaning set forth in Section 25.

“Director” shall mean a member of the Board.

“Disclosing Party” shall have the meaning set forth in Section 25.

“Distribution Fee” shall have the meaning set forth in the Charter.

“Distributions” shall have the meaning set forth in the Charter.

“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

“Excess Amount” shall have the meaning set forth in Section 13.

“Exchange Act” shall have the meaning set forth in the Charter.

“Expense Year” shall have the meaning set forth in Section 13.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America from time to time.

“Inland” means, collectively, Inland Real Estate Investment Corporation, a Delaware corporation, and any Affiliate thereof.

“Gross Proceeds” shall mean the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Selling Commissions.

“Independent Appraiser” shall have the meaning set forth in the Charter.

“Independent Director” shall have the meaning set forth in the Charter.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Investment Guidelines” shall mean the investment guidelines adopted by the Board, as amended from time to time, pursuant to which the Advisor has discretion to acquire and dispose of Investments for the Company without the prior approval of the Board.

“Investments” shall mean any investments by the Company or the Operating Partnership, directly or indirectly, in Real Property, Real Estate-Related Assets or other assets.

“Listing” shall have the meaning set forth in the Charter.

“Management Fee” shall have the meaning set forth in Section 10(a).

“Mortgage” shall have the meaning set forth in the Charter.

“NASAA REIT Guidelines” shall have the meaning set forth in the Charter.

“NAV” shall mean the net asset value of the Company or its Shares, or the Operating Partnership or its units, as applicable, calculated pursuant to the Valuation Guidelines.

“Net Income” shall have the meaning set forth in the Charter.

“Offering” shall have the meaning set forth in the Charter.

“Performance Allocations” shall mean the Performance Allocation, Class X-1 Performance Allocation and Class A Performance Allocation, each as defined in the Operating Partnership Agreement, and represents special distribution amounts equal to formulas based on the performance of the Operating Partnership that a special limited partner of the Operating Partnership will be entitled to receive.

“Operating Partnership” shall have the meaning set forth in the preamble of this Agreement.

“Operating Partnership Agreement” shall mean the Limited Partnership Agreement of the Operating Partnership, as amended from time to time.

“Organization and Offering Expenses” shall have the meaning set forth in the Charter.

“Other Inland Programs” shall mean Inland and other investment entities that have been formed, sponsored, advised or managed by Inland, whether currently in existence or subsequently established (in each case, including any related successor funds, alternative vehicles, supplemental capital vehicles, surge funds, over-flow funds, co-investment vehicles and other entities formed in connection with Inland side-by-side or additional general partner investments with respect thereto).

“Person” shall mean an individual, corporation, business trust, estate, trust, partnership, joint venture, limited liability company or other legal entity.

“Receiving Party” shall have the meaning set forth in Section 25.

“Real Estate-Related Securities” shall have the meaning set forth in the Charter.

“Real Estate-Related Assets” shall mean any investments by the Company or the Operating Partnership in Mortgages and Real Estate-Related Securities.

“Real Property” shall have the meaning set forth in the Charter.

“REIT” shall have the meaning set forth in the Charter.

“Securities Act” shall have the meaning set forth in the Charter.

“Selling Commissions” shall have the meaning set forth in the Charter.

“Services” shall have the meaning set forth in Section 8(c).

“Shares” shall have the meaning set forth in the Charter.

“Sponsor Investment” shall have the meaning set forth in Section 23.

“Stockholders” shall have the meaning set forth in the Charter.

“Termination Date” shall mean the date of termination of this Agreement or expiration of this Agreement in the event this Agreement is not renewed for an additional term.

“Total Operating Expenses” shall have the meaning set forth in the Charter.

“Treasury Regulations” shall mean the Procedures and Administration Regulation promulgated by the U.S. Department of Treasury under the Code, as amended.

“2%/25% Guidelines” shall have the meaning set forth in the Charter.

“Valuation Guidelines” shall mean the valuation guidelines adopted by the Board, as amended from time to time.

2. APPOINTMENT. The Company and the Operating Partnership hereby appoint the Advisor to serve as their advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment. By accepting such appointment, the Advisor acknowledges that it has a contractual and fiduciary responsibility to the Company and the Stockholders. Except as otherwise provided in this Agreement, the Advisor hereby agrees to use its commercially reasonable efforts to perform the duties set forth herein, provided that the Company reimburses the Advisor for costs and expenses in accordance with Section 11 hereof.

3. DUTIES OF THE ADVISOR. Subject to the oversight of the Board and the terms and conditions of this Agreement (including the Investment Guidelines) and consistent with the Charter and Bylaws and the Operating Partnership Agreement, the Advisor will have plenary authority with respect to the management of the business and affairs of the Company and the Operating Partnership and will be responsible for implementing the investment strategy of the Company and the Operating Partnership, subject to the condition that any investment advisory services provided with respect to securities shall be provided by a registered investment adviser. The Advisor will perform (or cause to be performed through one or more of its Affiliates or third parties) such services and activities relating to the selection of investments and rendering advice to the Company and the Operating Partnership as may be appropriate or otherwise mutually agreed from time to time, which may include, without limitation:

(a) serving as an advisor to the Company and the Operating Partnership with respect to the establishment and periodic review of the Investment Guidelines for the Company’s and the Operating Partnership’s investments, financing activities and operations;

(b) sourcing, evaluating and monitoring the Company’s and Operating Partnership’s investment opportunities and executing the acquisition, management, financing and disposition of the Company’s and Operating Partnership’s assets, in accordance with the Company’s Investment Guidelines, policies and objectives and limitations, subject to oversight by the Board;

(c) with respect to prospective acquisitions, purchases, sales, exchanges or other dispositions of Investments, conducting negotiations on the Company’s and Operating Partnership’s behalf with sellers, purchasers, and other counterparties and, if applicable, their respective agents, advisors and representatives, and determining the structure and terms of such transactions;

(d) providing the Company with portfolio management and other related services;

(e) serving as the Company’s advisor with respect to decisions regarding any of the Company’s financings, hedging activities or borrowings undertaken by the Company, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for the Investments (which, in accordance with applicable law and the terms and conditions of this Agreement and the Company’s Charter and Bylaws, may include financing by the Advisor or its Affiliates) and (3) negotiating and entering into, on the Company’s and Operating Partnership’s behalf, financing arrangements (including one or more credit facilities), repurchase agreements, interest rate or currency swap agreements, hedging arrangements, foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with the Company’s and Operating Partnership’s activities;

(f) engaging and supervising, on the Company’s and Operating Partnership’s behalf and at the Company’s and Operating Partnership’s expense, independent contractors, advisors, consultants, attorneys, accountants, administrators, auditors, appraisers, independent valuation agents, escrow agents and other service providers (which may include Affiliates of the Advisor) that provide various services with respect to the Company and Operating Partnership, including, without limitation, on-site managers, building and maintenance personnel, investment banking, securities brokerage, mortgage brokerage, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including custody and transfer agent and registrar services) as may be required relating to the Company’s and Operating Partnership’s activities or investments (or potential Investments);

(g) coordinating and managing operations of any joint venture or co-investment interests held by the Company or Operating Partnership and conducting matters with the joint venture or co-investment partners;

(h) communicating on the Company’s and Operating Partnership’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(i) advising the Company in connection with policy decisions to be made by the Board;

(j) engaging one or more subadvisors with respect to the management of the Company and Operating Partnership, including, where appropriate, Affiliates of the Advisor;

(k) evaluating and recommending to the Board hedging strategies and engaging in hedging activities on the Company’s and Operating Partnership’s behalf, consistent with the Company’s qualification as a REIT and with the Investment Guidelines;

(l) investing and reinvesting any moneys and securities of the Company and the Operating Partnership (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Company’s stockholders and partners) and advising the Company as to the Company’s and Operating Partnership’s capital structure and capital raising;

(m) assisting the Company in determining valuations for the Company’s Real Property and Real Estate-Related Assets and calculating the NAV per each outstanding class of Operating Partnership unit and/or Company Common Share in accordance with the Valuation Guidelines;

(n) providing input in connection with the third-party appraisals and valuations obtained pursuant to the Valuation Guidelines;

(o) monitoring the Company’s Real Property and Real Estate Related Assets for events that may be expected to have a material impact on the most recent estimated values;

(p) monitoring each third-party expert’s valuation process to ensure that it complies with the Valuation Guidelines;

(q) delivering to, or maintain on behalf of, the Company copies of appraisals obtained in connection with the investments in any Real Property;

(r) placing, or arranging for the placement of, orders of Real Estate-Related Assets pursuant to the Advisor’s investment determinations for the Company and the Operating Partnership either directly with the issuer or with a broker or dealer (including any Affiliated broker or dealer); and

(s) performing such other services from time to time in connection with the management of the Company’s investment activities as the Board shall reasonably request and/or the Advisor shall deem appropriate under the particular circumstances.

4. AUTHORITY OF ADVISOR.

(a) Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Board (by virtue of its approval of this Agreement and authorization of the execution hereof by the officers of the Company) hereby delegates to the Advisor the authority to take, or cause to be taken, any and all actions and to execute and deliver any and all agreements, certificates, assignments, instruments or other documents and to do any and all things that, in the judgment of the Advisor, may be necessary or advisable in connection with the Advisor’s duties described in Section 3, including the making of any Investment that fits within the Company’s investment objectives, strategy and guidelines, policies and limitations and within the discretionary limits and authority as granted to the Advisor from time to time by the Board.

(b) Notwithstanding the foregoing, any Investment that does not fit within the Investment Guidelines will require the prior approval of the Board or any duly authorized committee of the Board, as the case may be. Except as otherwise set forth herein, in the Investment Guidelines or in the Charter, any Investment that fits within the Investment Guidelines may be made by the Advisor on the Company’s or the Operating Partnership’s behalf without the prior approval of the Board or any duly authorized committee of the Board.

(c) The prior approval of a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction will be required for each transaction to which the Advisor or its Affiliates is a party.

(d) The Board will review the Investment Guidelines with sufficient frequency and at least annually and may, at any time upon the giving of notice to the Advisor, amend the Investment Guidelines; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor or such later date as is specified by the Board and included in the notice provided to the Advisor and such modification or revocation shall not be applicable to investment transactions to which the Advisor has committed the Company or the Operating Partnership prior to the date of receipt by the Advisor of such notification, or if later, the effective date of such modification or revocation specified by the Board.

(e) The Advisor may retain, for and on behalf, and at the sole cost and expense, of the Company, such services as the Advisor deems necessary or advisable in connection with the management and operations of the Company, which may include Affiliates of the Advisor; provided, that any such services may only be provided by Affiliates to the extent such services are approved by a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transactions as being fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from non-Affiliated third parties. In performing its duties under Section 3, the Advisor shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Advisor at the Company’s sole cost and expense.

5. BANK AND BROKERAGE ACCOUNTS. The Advisor may establish and maintain one or more bank or brokerage accounts in the name of the Company and the Operating Partnership and any subsidiary thereof and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, consistent with the Advisor’s authority under this Agreement, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render, upon request by the Board, its audit committee or the auditors of the Company, appropriate accountings of such collections and payments to the Board, its audit committee and the auditors of the Company, as applicable.

6. RECORDS; ACCESS. The Advisor shall maintain appropriate records of its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company and the Operating Partnership.

7. LIMITATIONS ON ACTIVITIES. The Advisor shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of the Company as a REIT under the Code or the Company’s and the Operating Partnership’s status as entities excluded from investment company status under the Investment Company Act, or (iii) would materially violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company and the Operating Partnership or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the Charter, Bylaws or Operating Partnership Agreement. If the Advisor is ordered to take any action by the Board, the Advisor shall seek to notify the Board if it is the Advisor’s reasonable judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Charter, Bylaws or Operating Agreement. Notwithstanding the foregoing, neither the Advisor nor any of its Affiliates shall be liable to the Company, the Operating Partnership, the Board, or the Stockholders for any act or omission by the Advisor or any of its Affiliates, except as provided in Section 20 of this Agreement.

8. OTHER ACTIVITIES OF THE ADVISOR.

Nothing contained herein shall prevent the Advisor or any Affiliate of the Advisor from engaging in any other business or activity including, without limitation, rendering services or advising on or earning fees from real estate investment opportunities to any other Person or entity; nor shall this Agreement limit or restrict the right of any director, officer, member, partner, employee or stockholder of the Advisor or any Affiliate of the Advisor to engage in or earn fees from any other business or to render services of any kind to any other Person and earn fees for rendering such services; provided, however, that the Advisor must devote sufficient resources to the Company’s business to discharge its obligations to the Company under this Agreement

(a) Nothing in this Agreement shall (i) prevent the Advisor or any of its Affiliates, officers, directors or employees from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company, including, without limitation, the sponsoring and/or managing of any Other Inland Programs, (ii) in any way bind or restrict the Advisor or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities for their own accounts or for the account of others for whom the Advisor or any of its Affiliates, officers, directors or employees may be acting, or (iii) prevent the Advisor or any of its Affiliates, officers, directors or employees from receiving fees or other compensation or profits from such activities described in this Section 8(a) which shall be for the sole benefit of the Advisor (and/or its Affiliates, officers, directors or employees). While information and recommendations supplied to the Company shall, in the Advisor’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, such information and recommendations may be different in certain material respects from the information and recommendations supplied by the Advisor or any Affiliate of the Advisor to others (including, for greater certainty, the Other Inland Programs and their investors, as described more fully in Section 8(b)).

(b) The Advisor and the Company acknowledge and agree that, notwithstanding anything to the contrary contained herein, (i) Affiliates of the Advisor sponsor, advise and/or manage Other Inland Programs and may in the future sponsor, advise and/or manage additional Other Inland Programs, (ii) this overlap will from time to time create conflicts of interest and (iii) in certain circumstances investment opportunities suitable for the Company will not be presented to the Company and there will be one or more investment opportunities where the Company’s participation is restricted.

(c) In connection with the services of the Advisor hereunder, the Company and the Board acknowledge and/or agree that (i) as part of Inland’s regular businesses, personnel of the Advisor and its Affiliates may from time-to-time work on other projects and matters (including with respect to one or more Other Inland Programs), and that conflicts may arise with respect to the allocation of personnel between the Company and one or more Other Inland Programs and/or the Advisor and such other Affiliates, (ii) unless prohibited by the Charter, Other Inland Programs may invest, from time to time, in investments in which the Company also invests (including at a different level of an issuer’s capital structure (e.g., an investment by an Other Inland Program in a debt or mezzanine interest with respect to the same portfolio entity in which the Company owns an equity interest or vice versa) or in a different tranche of equity or debt with respect to an issuer in which the Company has an interest) and while Inland will seek to resolve any such conflicts in a fair and reasonable manner (subject to any priorities of Other Inland Program) in accordance with its prevailing policies and procedures with respect to conflicts resolution among Other Inland Programs generally, such transactions are not required to be presented to the Board or any committee thereof for approval (unless otherwise required by the Charter or Investment Guidelines), and there can be no assurance that any conflicts will be resolved in the Company’s favor, (iii) the terms and conditions of the governing agreements of such Other Inland Programs (including with respect to the economic, reporting, and other rights afforded to investors in such Other Inland Programs) may be materially different from the terms and conditions applicable to the Company and the Stockholders, and neither the Company nor the Stockholders (in such capacity) shall have the right to receive the benefit of any such different terms applicable to investors in such Other Inland Programs as a result of an investment in the Company or otherwise. The Advisor shall keep the Board reasonably informed on a periodic basis in connection with the foregoing.

(d) The Advisor is not permitted to consummate on the Company’s behalf any transaction that involves (i) the sale of any investment to or (ii) the acquisition of any investment from Inland, any Other Inland Program or any of their Affiliates unless such transaction is approved by a majority of the Directors, including a majority of the Independent Directors, not otherwise interested in such transaction as being fair and reasonable to the Company. In addition, for any acquisition of real property by the Company from Inland, any Other Inland Programs or any of their Affiliates, the Company’s purchase price will be limited to the cost of the property to the Affiliate, including acquisition-related expenses, or if substantial justification exists, the current appraised value of the real property as determined by an Independent Appraiser. In addition, the Company may enter into joint ventures with Other Inland Programs, or with Inland, the Advisor, one or more Directors, or any of their respective Affiliates, only if a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction approve the transaction as being fair and reasonable to the Company and on substantially the same, or more favorable, terms and conditions as those received by other joint venture partners. The Advisor will seek to resolve any conflicts of interest in a fair and reasonable manner (subject to any priorities of Other Inland Programs) in accordance with its prevailing policies and procedures with respect to conflicts resolution among Other Inland Programs generally, but only those transactions set forth in this Section 8(d) will be expressly required to be presented for approval to the Independent Directors or any committee thereof (unless otherwise required by the Charter or the Investment Guidelines).

(e) For the avoidance of doubt, it is understood that neither the Company nor the Board has the authority to determine the salary, bonus or any other compensation paid by the Advisor to any director, officer, member, partner, employee, or stockholder of the Advisor or its Affiliates, including any person who is also a director or officer employee of the Company.

9. RELATIONSHIP WITH DIRECTORS AND OFFICERS. Subject to Section 7 of this Agreement and to restrictions advisable with respect to the qualification of the Company as a REIT, directors, managers, officers and employees of the Advisor or an Affiliate of the Advisor or any corporate parent of an Affiliate, may serve as a Director or officer of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company for serving as a Director or officer other than (a) reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board or (b) as otherwise approved by the Board, including a majority of the Independent Directors, and no such Director shall be deemed an Independent Director for purposes of satisfying the Director independence requirement set forth in the Charter.

10. MANAGEMENT FEE.

(a) The Company or the Operating Partnership will pay the Advisor a management fee equal to (i) 1.25% of the aggregate NAV of the Operating Partnership attributable to outstanding Class T units, Class S units, Class D units and Class I units of the Operating Partnership (the “Class TSDI Unit Management Fee”), (ii) 1.00% of the aggregate NAV of the Operating Partnership attributable to outstanding Class X-1 units of the Operating Partnership (the “Class X-1 Unit Management Fee”), (iii) 0.75% of the aggregate NAV of the Operating Partnership attributable to outstanding Class X-2 units of the Operating Partnership (the “Class X-2 Unit Management Fee”) and (iv) 0.50% of the aggregate NAV of the Operating Partnership attributable to outstanding Class A Units (the “Class A Unit Management Fee” and, together with the Class TSDI Unit Management Fee, Class X-1 Unit Management Fee and Class X-2 Unit Management Fee, the “Management Fee”), in each case per annum payable monthly, before giving effect to any accruals for the Management Fee, the Distribution Fees, the Performance Allocations or any Distributions. The Advisor shall receive the Management Fee as compensation for services rendered hereunder, monthly in arrears; provided that with the Advisor’s consent the Company and the Operating Partnership may defer such payments.

(b) The Management Fee may be paid, at the Advisor’s election, in cash or cash equivalent aggregate NAV amounts of Class I Common Shares or Class I units of the Operating Partnership. If the Advisor elects to receive any portion of its Management Fee in Class I Common Shares or Class I

units of the Operating Partnership, the Advisor may elect to have the Company or the Operating Partnership repurchase such Class I Common Shares or Class I units of the Operating Partnership from the Advisor at a later date, and the then applicable NAV per Share or unit. Class I Common Shares and Class I units of the Operating Partnership obtained by the Advisor will not be subject to the repurchase limits of the Company’s share repurchase plan or any reduction or penalty for an early repurchase. The Operating Partnership will repurchase any such Operating Partnership units for cash unless the Board determines that any such repurchase for cash would be prohibited by applicable law or the Charter, in which case such Operating Partnership units will be repurchased for the Company’s Class I Common Shares with an equivalent aggregate NAV. The Advisor will have the option of exchanging Class I Common Shares for an equivalent aggregate NAV amount of Class T Shares, Class S Common Shares or Class D Common Shares.

(c) In the event this Agreement is terminated or its term expires without renewal, the Advisor will be entitled to receive its prorated Management Fee through the date of termination. Such pro ration shall take into account the number of days of any partial calendar month or calendar year for which this Agreement was in effect.

(d) In the event the Company or the Operating Partnership commences a liquidation of its Investments during any calendar year, the Company and the Operating Partnership will pay the Advisor the Management Fee from the proceeds of the liquidation.

(e) With respect to any Common Shares held by the Advisor or issuable to it pursuant to this Agreement (collectively, the “Advisor Shares”), within six months after a Listing of any class of Common Shares, the Advisor and the Company covenant and agree to negotiate in good faith and enter into a registration rights agreement for the Advisor Shares with terms mutually agreeable to the Advisor and the Company. Such registration rights agreement shall be in customary form for agreements of this type entered into by REITs with institutional investors prior to an initial public offering and will provide for: (a) a long-form “demand” registration right exercisable once by the Advisor; (b) “shelf” registration rights so long as Form S-3 is available to the Company; (c) “piggy-back” registration rights; and (d) in the event of “underwriters’ cut-backs” in relation to a demand registration, a shelf registration or any piggyback registration, the ability of the Company to reduce the number of Advisor Shares to be registered on a pro rata basis with other registering stockholders. If a class of Common Shares other than Advisor Shares are Listed, such registration rights agreement shall provide for conversion of Advisor Shares to the Listed class of Common Shares based on the relative net asset value per share, determined on a consistent basis, and the registration rights above shall apply to the Common Shares received upon such conversion of Advisor Shares.

11. EXPENSES.

(a) As required by the NASAA REIT Guidelines, following the Commencement Date, the Organization and Offering Expenses paid by the Company will not exceed 15.0% of Gross Proceeds from the sale of Shares in an Offering.

(b) Subject to Sections 4(e) and 11(c), and subject to the limits herein, the Company shall reimburse the Advisor, Inland and their respective Affiliates for all expenses attributable to the Company paid or incurred by the Advisor, Inland or their respective Affiliates in providing certain services and licenses hereunder, including all expenses and the costs of salaries and benefits of persons employed by the Advisor, Inland and their respective Affiliates and performing services for the Company, except for the salaries and benefits of persons who also serve as one of the Company’s executive officers or as an executive officer of the Advisor or its Affiliates. For purposes of this Section 11(b), a secretary of an entity shall not be considered an “executive officer (“Advisor Expenses”).

(c) In addition to the compensation paid to the Advisor pursuant to Section 10 hereof, the Company or the Operating Partnership shall pay all of its costs and expenses directly or reimburse the Advisor or its Affiliates for costs and expenses of the Advisor and its Affiliates incurred on behalf of the Company, other than Advisor Expenses. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or the Operating Partnership are not Advisor Expenses and shall be paid by the Company or the Operating Partnership and shall not be paid by the Advisor or Affiliates of the Advisor:

(i) Organization and Offering Expenses (acknowledging that Selling Commissions are deducted from Offering proceeds at the time of sale of the Shares); provided that, within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent the Organization and Offering Expenses borne by the Company exceed 15.0% of the Gross Proceeds raised in the completed Offering;

(ii) Acquisition Expenses, subject to limitations set forth in the Charter;

(iii) fees, costs and expenses in connection with the issuance and transaction costs incident to the trading, settling, disposition and financing of the Investments of the Company and its Subsidiaries (whether or not consummated), including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, forfeited deposits, and other investment costs fees and expenses actually incurred in connection with the pursuit, making, holding, settling, monitoring or disposing of actual or potential investments;

(iv) the actual cost of goods and services used by the Company and obtained from Persons not Affiliated with the Advisor, including fees paid to administrators, consultants, attorneys, technology providers and other services providers, and brokerage fees paid in connection with the purchase and sale of Investments;

(v) all fees, costs and expenses of legal, tax, accounting, consulting, auditing (including internal audit), finance, administrative, investment banking, capital market, transfer agency, escrow agency, custody, prime brokerage, asset management, property management, data or technology services and other non-investment advisory services rendered to the Company by the Advisor or its Affiliates in compliance with Section 4(e);

(vi) expenses of managing and operating the Company’s and the Operating Partnership’s Real Properties, whether payable to an Affiliate of the Advisor or a non-Affiliated Person;

(vii) the compensation and expenses of the Directors (excluding those directors who are directors, officers or employees of the Advisor) and the cost of liability insurance to indemnify the Company’s directors and officers;

(viii) interest and fees and expenses arising out of borrowings made by the Company, including, but not limited to, costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;

(ix) expenses connected with communications to holders of the Company’s securities or securities of the Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar, expenses in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to the Stockholders and proxy materials with respect to any meeting of the Stockholders and any other reports or related statements;

(x) the Company’s allocable share of costs associated with technology-related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors or Affiliates of the Advisor, technology service providers and related software/hardware utilized in connection with the Company’s investment and operational activities;

(xi) the Company’s allocable share of expenses incurred by managers, officers, personnel and agents of the Advisor for travel on the Company’s behalf and other out-of-pocket expenses incurred by them in connection with the purchase, financing, refinancing, sale or other disposition of an Investment;

(xii) the costs of any litigation involving the Company or the Operating Partnership or their assets and the amount of any judgments or settlements paid in connection therewith, directors and officers, liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Company;

(xiii) all taxes and license fees;

(xiv) all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Advisor elects to carry for itself and its personnel;

(xv) expenses of managing, improving, developing, operating and selling Investments, whether payable to an Affiliate of the Advisor or a non-Affiliated Person;

(xvi) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Company’s securities, including, without limitation, in connection with any distribution reinvestment plan;

(xvii) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or the Operating Partnership, or against any Director or officer of the Company or in his or her capacity as such for which the Company is required to indemnify such Director or officer by any court or governmental agency;

(xviii) expenses incurred in connection with the formation, organization and continuation of any corporation, partnership, joint venture or other entity through which the Company’s investments are made or in which any such entity invests; and

(xix) expenses incurred related to industry association memberships or attending industry conferences on behalf of the Company.

(d) The Advisor may, at its option, elect not to seek reimbursement for certain expenses during a given period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(e) Any reimbursement payments owed by the Company to the Advisor may be offset by the Advisor against amounts due to the Company from the Advisor. Cost and expense reimbursement to the Advisor shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company.

(f) Intentionally omitted.

(g) Notwithstanding the foregoing, the aggregate amount of expenses paid by the Advisor pursuant to this Section 11 shall not exceed an amount (the “Expense Payment Cap”) that would (A) together with any other gross income of the Company for such year that is not described in Section 856(c)(2) of the Code, exceed 5% of the gross income (as determined for purposes of Code Section 856(c)(2)) of the Company for such year, or (B) together with any other gross income of the Company for such year that is not described in Section 856(c)(3) of the Code, exceed 25% of the gross income (as determined for purposes of Section 856(c)(3) of the Code) of the Company, whichever of clauses (A) or (B) is more restrictive, and assuming for purposes of determining the Expense Payment Cap that the expenses paid by the Advisor constitute gross income to the Company not described in Sections 856(c)(2) and 856(c)(3) of the Code. The Company and the Advisor acknowledge and agree that providing for the Expense Payment Cap is intended to ensure that the Advisor’s payment of expenses pursuant to this Section 11, assuming that the payment of such expenses constitutes gross income not described in Sections 856(c)(2) and 856(c)(3) of the Code, together with any other gross income of the Company not described in Sections 856(c)(2) or 856(c)(3) of the Code, as applicable, shall not cause the Company to fail the 95% income test described in Section 856(c)(2) of the Code or the 75% income test described in Section 856(c)(3) of the Code for any taxable year, and the provisions of this Agreement regarding the determination and payment of expenses and the Expense Payment Cap shall be interpreted in a manner consistent with such intention. In furtherance of the foregoing, on or prior to each date that the Advisor intends to pay an expense pursuant to this Section 11, the Advisor shall deposit the funds for such expenses into a non-interest bearing escrow account maintained by an escrow agent determined by the Company (the “Escrow Account”). The escrow agent shall thereafter cause to be released to the applicable party, as promptly as practicable after the escrow agent receives written instruction from the Company (which may be after the Advisor’s intended payment date or at such other times as determined by the Company), an amount that would not cause a violation of the limitations described above, as determined by the Company. If any funds remain in the Escrow Account after the close of the third taxable year following the year in which such funds were deposited in the Escrow Account (the “Final Release Date”), the escrow agent shall release such remaining amount to the appropriate party as promptly as practicable thereafter. Notwithstanding the foregoing, if, prior to the Final Release Date, the Company has received a written and reasoned opinion rendered by a nationally recognized law or accounting firm that the Advisor’s payment of the relevant expenses should constitute qualifying income for purposes of Code Sections 856(c)(2) and 856(c)(3), or should be excluded from gross income for purposes of such Code sections (a “Qualifying Income Opinion”), the Company will be entitled to request the escrow agent release to the appropriate party the relevant funds remaining in the Escrow Account. Except as otherwise provided herein, the Company shall have no right, claim or title to any amount in the Escrow Account. The Company and the Advisor shall bear equally any costs associated with establishing and maintaining the Escrow Account. The parties intend and agree that if (i) the Company has not obtained a Qualifying Income Opinion and (ii) the Expense Payment Cap causes a reduction in the amount of the expenses that would otherwise be paid by the Advisor pursuant to this Section 11 for any calendar year (as determined by the Company), the amount of such reduction shall not be due and payable hereunder and shall not be treated for tax and other applicable purposes as paid by the Advisor or as income to the Company.

12. OTHER SERVICES. Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company and the Operating Partnership other than set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Charter, and shall not be deemed to be services pursuant to the terms of this Agreement.

13. REIMBURSEMENT TO THE ADVISOR. The Company shall not reimburse the Advisor at the end of any fiscal quarter for Total Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2.0% of Average Invested Assets or 25.0% of Net Income (the “2%/25% Guidelines”) for such four fiscal quarters unless the Independent Directors determine that such Excess Amount was justified, based on unusual and nonrecurring factors that the Independent Directors deem sufficient. If the Independent Directors do not approve such Excess Amount as being so justified, the Advisor shall reimburse the Company the amount by which the Total Operating Expenses exceeded the 2%/25% Guidelines. If the Independent Directors determine such Excess Amount was justified, then, within 60 days after the end of any fiscal quarter of the Company for which Total Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Independent Directors, shall cause such fact to be disclosed to the Stockholders in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the Securities and Exchange Commission within 60 days of such quarter end), together with an explanation of the factors the Independent Directors considered in determining that such excess were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.

14. NO JOINT VENTURE. The Company and the Operating Partnership, on the one hand, and the Advisor on the other, are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

15. TERM OF AGREEMENT. This Agreement shall continue in force until August 30, 2026, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. It is the duty of the Board to evaluate the performance of the Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year.

16. TERMINATION BY THE PARTIES. This Agreement may be terminated (i) at the option of the Advisor immediately upon a Change of Control of the Company or Operating Partnership; (ii) immediately by the Company or the Operating Partnership for Cause or upon the bankruptcy of the Advisor; or (iii) upon 60 days’ written notice without Cause or penalty by a majority vote of the Independent Directors; or (iv) upon 60 days’ written notice by the Advisor. The provisions of Sections 18 through 22 and 25 through 26 survive termination of this Agreement.

17. ASSIGNMENT TO AN AFFILIATE. This Agreement may be assigned by the Advisor to an Affiliate of the Advisor with the approval of a majority of the Directors (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the consent of the Board. This Agreement shall not be assigned by the Company or the Operating Partnership without the approval of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the Operating Partnership are bound by this Agreement. This Agreement shall be binding on successors to the Company resulting from a Change in Control or sale of all or substantially all the assets of the Company or the Operating Partnership, and shall likewise be binding on any successor to the Advisor.

18. PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION.

(a) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company or the Operating Partnership within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, subject to the 2%/25% Guidelines to the extent applicable.

(b) the Advisor shall promptly upon termination:

(i) pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii) deliver to the Board all assets, including all Investments, and documents of the Company and the Operating Partnership then in the custody of the Advisor; and

(iv) cooperate with, and take all reasonable actions requested by, the Company and Board in making an orderly transition of the advisory function.

19. INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP. The Company and the Operating Partnership shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the fullest extent possible without such indemnification being inconsistent with the laws of the State of Maryland, the Charter or the provisions of Section II.G of the NASAA REIT Guidelines.

20. INDEMNIFICATION BY ADVISOR. The Advisor shall indemnify and hold harmless the Company and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that (i) such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and (ii) are incurred by reason of the Advisor’s bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

21. NON-SOLICITATION. During the period commencing on the date on which this Agreement is entered into and ending two years following the termination of this Agreement, the Company shall not, without the Advisor’s prior written consent, directly or indirectly: (i) solicit, induce, or encourage any person to leave the employment or other service of the Advisor or any of its Affiliates to become employed by the Company or any of its subsidiaries; or (ii) hire or offer to hire, on behalf of the Company, its subsidiaries or any other Person, any employee of the Advisor or any of its Affiliates. Further, with respect to any person who left the employment of the Advisor or any of its Affiliates (x) during the term of this Agreement or (y) within two (2) years immediately after the termination of this Agreement, the Company shall not, without the Advisor’s prior written consent, directly or indirectly hire or offer to hire on behalf of the Company or any other Person, that person until the date that is two (2) years immediately following the termination of this Agreement. The Company acknowledges and agrees that the restrictions contained in this Section 21 are reasonable and necessary to protect the legitimate interests of the Advisor and constitute a material inducement of the Advisor to enter into this Agreement. If the Company breaches, or threatens to commit a breach of, this Section 21, the Advisor shall have the right, in addition to, and not in lieu of, any other rights and remedies available to the Advisor, as the case may be, to have such provision specifically enforced by any court having competent jurisdiction (without any requirement to post a bond), it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury.

22. MISCELLANEOUS.

(a) Notices. All notices, requests or demands to be given under this Agreement from one party to the other (collectively, “Notices” and individually a “Notice”) shall be in writing and shall be given by personal delivery, or by overnight courier service for next Business Day delivery at the other party’s address set forth below, or by telecopy transmission at the other party’s facsimile telephone number set forth below. Notices given by personal delivery (i.e., by the sending party or a messenger) shall be deemed given on the date of delivery. Notices given by overnight courier service shall be deemed given upon deposit with the overnight courier service and Notices given by telecopy transmission shall be deemed given on the date of transmission provided such transmission is completed by 5:00 p.m. (sending party’s local time) on a Business Day, otherwise delivery by transmission shall be deemed to occur on the next succeeding Business Day. If any party’s address is a business, receipt, or the refusal to accept delivery, by a receptionist or by any Person in the employ of such party, shall be deemed actual receipt by the party of Notices. Notices may be issued by an attorney for a party and in such case such Notices shall be deemed given by such party. The parties’ addresses are as follow:

The Company or the Operating Partnership:

IPC Alternative Real Estate Income Trust, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Attention: Mr. Keith D. Lampi

Telephone:(630) 218-8000

Facsimile: (630) 586-6131

Email: lampi@inland-investments.com

with required copies to:	DLA Piper (US) LLP 4141 Parklake Ave, Suite 300 Raleigh, NC 27516 Attention: Robert H. Bergdolt Email: robert.bergdolt@us.dlapiper.com

IPC Alternative Real Estate Income Trust, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Attention: Mr. Keith D. Lampi

Telephone:(630) 218-8000

Facsimile: (630) 586-6131

Email: lampi@inland-investments.com

The Advisor:	IPC Alternative Real Estate Advisor, LLC 2901 Butterfield Road Oak Brook, Illinois 60523 Attention: Mr. Keith D. Lampi Telephone:(630) 218-8000 Facsimile: (630) 586-6131 Email: lampi@inland-investments.com

with required copies to:	DLA Piper (US) LLP 4141 Parklake Ave, Suite 300 Raleigh, NC 27516 Attention: Robert H. Bergdolt Email: robert.bergdolt@us.dlapiper.com

Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 22(a).

(b) Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.

(c) Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(d) Governing Law; Exclusive Jurisdiction; Jury Trial. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of
Illinois. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Illinois and the Federal courts of the United States of America located in Cook County, Illinois for purposes of any suit, action or other proceeding arising from this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each of the parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(e) Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

(f) Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(g) Gender; Number. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

(h) Headings. The titles and headings of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

(i) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

23. SPONSOR INVESTMENT. The Advisor or one of its Affiliates will, prior to the Commencement Date, contribute $200,000 (the “Sponsor Investment”) in exchange for the Shares of the Company. The Advisor or its Affiliates may not sell any of the Shares purchased with the Sponsor Investment while the Advisor acts in an advisory capacity to the Company. The restrictions included above shall not apply to any Shares acquired by the Advisor or its Affiliates other than the Shares acquired through the Sponsor Investment. Neither the Advisor nor its Affiliates shall vote any Shares they now own, or hereafter acquire, or consent that such Shares be voted, on matters submitted to the Stockholders regarding (i) the removal of IPC Alternative Real Estate Advisor, LLC as the Advisor; (ii) the removal of any member of the Board; or (iii) any transaction by and between the Company and the Advisor, a member of the Board or any of their Affiliates.

24. TRADENAME AND MARKS. The Company has entered into a royalty-free license agreement granting the Company the right, subject to the terms and conditions of the license agreement, to use the “Inland” marks.

25. CONFIDENTIALITY. From time to time during the term of this Agreement, any party (as the “Disclosing Party”) may disclose or make available to another party (as the “Receiving Party”) information about its business affairs, services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential” (collectively, “Confidential Information”). Confidential Information shall not include information that, at the time of disclosure: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 25 by the Receiving Party or any of its representatives; (ii) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of the Receiving Party or its representatives before being disclosed by or on behalf of the Disclosing Party; (iv) was or is independently developed by the Receiving Party without reference to or use, in whole or in part, of any of the Disclosing Party's Confidential Information; or (v) is required to be disclosed under applicable federal, state or local law, regulation, or a valid order issued by a court or governmental agency of competent jurisdiction. The Receiving Party shall: (A) protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (B) not use the

Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (C) not disclose any such Confidential Information to any person or entity, except to the Receiving Party's representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under the Agreement. The Receiving Party shall be responsible for any breach of this Section 25 caused by any of its representatives. On the expiration or termination of the Agreement, at the Disclosing Party's written request, the Receiving Party shall promptly return, and shall require its representatives to return to the Disclosing Party all copies, whether in written, electronic or other form or media, of the Disclosing Party's Confidential Information, or destroy all such copies and certify in writing to the Disclosing Party that such Confidential Information has been destroyed. Notwithstanding the foregoing, the Receiving Party shall be permitted to retain copies of the Confidential Information to the extent required to comply with applicable law or regulation and as part of automated backup procedures. Notwithstanding any such writing, written notice, destruction or permitted retention of the Confidential Information, the Receiving Party and its representatives shall continue to be bound by the terms of this Section 25. In addition to all other remedies available at law, the Disclosing Party may seek equitable relief (including injunctive relief) against the Receiving Party and its representatives to prevent the breach or threatened breach of this Section 25 and to secure its enforcement.

26. NON-DISPARAGMENT. The Company agrees and covenants that the Company shall not make, publish, or communicate defamatory or disparaging remarks, comments, or statements concerning any of the Advisor’s services. The Company agrees and covenants that the Company shall not at any time make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory, or disparaging remarks, comments, or statements concerning the Advisor or its businesses, or any of its employees, officers, or directors or affiliates now or for two years after the expiration or termination of this Agreement. Notwithstanding the foregoing, nothing herein shall restrict the Company’s ability to communicate freely and openly with its stockholders.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Advisory Agreement as of the date and year first above written.

IPC Alternative Real Estate Income Trust, Inc.
By:	/s/ Keith D. Lampi
Name: Keith D. Lampi
Title: Chief Executive Officer

IPC Alternative Real Estate Operating Partnership, LP By: IPC Alternative Real Estate Income Trust, Inc., as general partner
By:	/s/ Keith D. Lampi
Name: Keith D. Lampi
Title: Chief Executive Officer

IPC Alternative Real Estate Advisor, LLC By: _/s/ Keith D. Lampi____________ Name: Keith D. Lampi Title: Chief Executive Officer